Sub-Item 77Q.1

FEDERATED U.S. GOVERNMENT SECURITIES FUND:  1-3 YEARS

AMENDMENT #6
TO THE RESTATEMENT AND AMENDMENT
TO THE
DECLARATION OF TRUST

Dated May 19, 2000

	This DECLARATION OF TRUST is amended as follows:

	Strike Section 5 in Article III of the Declaration of
Trust, and substitute in its place the following:

	Section 5.  Establishment and Designation of Series
or Class.  	Without limiting the authority of the
Trustees set forth in Article
 XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be, and are established and designated as:
Federated U.S. Government Securities Fund:  1-3 Years
Class Y Shares
Institutional Shares
Service Shares

The undersigned hereby certify that the above-stated
Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the13th day of May, 2011, to become effective on September 30, 2011.
	Witness the due execution this 23rd day of August, 2011.

/s/ John F. Donahue		/s/ Charles F. Mansfield, Jr.
John F. Donahue		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ R. James Nicholson
Nicholas P. Constantakis		R. James Nicholson

/s/ John F. Cunningham		/s/ Thomas M. O'Neill
John F. Cunningham		Thomas M. O'Neill

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh

/s/ Maureen Lally-Green		/s/ James F. Will
Maureen Lally-Green		James F. Will

/s/ Peter E. Madden
Peter E. Madden